Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 20 2024, with respect to the financial statements of Mirragin Ras Consulting Pty Limited contained in this Registration Statement on Form F-4. We consent to the use of the aforementioned report in this Registration Statement on Form F-4, and to the use of our name as it appears under the caption “Experts.”

AICPA Membership No. 402307223

Bella Vista, NSW

September 30, 2024